Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 184458 on Form S-8  of our report dated May 15, 2013, relating to the consolidated financial statements of JBI, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company and its subsidiaries as at December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013.

/s/ MNP LLP
Toronto, Ontario
May 22, 2014